Exhibit 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO THIRD QUARTER 2013 DISTRIBUTION; EXTENSION OF AUCTION PROCESS

AUSTIN, TEXAS SEPTEMBER 23, 2013—TEL OFFSHORE TRUST announced that there will be no trust distribution for the third quarter of 2013 for unitholders of record on September 30, 2013. The Trust has not been able to make a distribution to unitholders for nineteen consecutive quarters, or since January 9, 2009. Except as disclosed below, the financial and operating information included herein for the Trust’s third quarter of 2013 reflects financial and operating information with respect to the royalty properties for the months of May, June and July 2013.

Gross proceeds for the burdened royalty properties exceeded development and production costs for the months of May, June and July 2013 by $3,533,636, or $883,409, net to the entire overriding royalty interest, and $706,727 attributable to the Trust.  The foregoing sums also include and reflect revenue received this quarter by Chevron U.S.A. Inc. (“Chevron”) from the operator for Eugene Island 342 for the periods July 2010 through January 2013.  In addition, since the underlying burdened interest in Eugene Island 342 derives from a working interest and a proportionately reduced overriding royalty interest held by Chevron and each burdened by the entire overriding royalty interest, there is typically a two-month delay in the reporting of the Chevron overriding royalty interest by the operator and receipt by Chevron of any revenues, and therefore the foregoing sums include revenue attributable to Eugene Island 342 for the months of February 2013 through and including May 2013.  The excess proceeds, net to the entire overriding royalty interest, were applied to reduce the accumulated excess cost carryforward, which represents the amount by which the aggregate development and production costs for the burdened royalty properties since November 2008 have exceeded the related proceeds of the production.

Gas revenues recorded by Chevron for the quarter on the burdened royalty properties increased approximately 51% to $120,592 in the third quarter of 2013 from $80,058 in the second quarter of 2013.  Natural gas volumes during the third quarter of 2013 increased approximately 30% to 27,585 Mcf from 21,159 Mcf during the second quarter of 2013.  The third quarter benefitted from production being reported for the first time from a new well at Eugene Island 339.  The average price received for natural gas production increased approximately 19% to $4.38 per Mcf in the third quarter of 2013 as compared to $3.69 per Mcf in the second quarter of 2013, in each case excluding the impact of prior period production and prior period adjustments to the royalty properties’ information.

Crude oil and condensate revenues recorded by Chevron for the quarter on the burdened royalty properties increased approximately 29% to $4,720,073 in the third quarter of 2013 from $3,654,793 in the second quarter of 2013. Crude oil and condensate volumes during the third quarter of 2013 increased approximately 38% to 45,954 barrels, compared to 33,195 barrels reported in the second quarter of 2013. The third quarter benefitted from production from a new well at Eugene Island 339 and the proceeds of production reported this quarter to Chevron by the operator for Eugene Island 342 for the period July 2010 through May 2013. The average price received for crude oil and condensate production decreased approximately 7.0% to

$103.49 per barrel in the third quarter of 2013 as compared to $110.83 per barrel in the second quarter of 2013, in each case excluding prior period production and prior period adjustments to the royalty properties’ information.

Capital expenditures decreased by $12,969 in the third quarter of 2013 to $61,134, as compared to $74,103 in the second quarter of 2013. Including the effect of prior period audit adjustments, operating expenses decreased by $430,440 in the third quarter of 2013 to $1,099,237 as compared to $1,529,678 for the second quarter of 2013.  Excluding the impact of the prior period audit adjustments, operating expenses decreased by $372,417 in the third quarter of 2013 to $1,174,260.

As previously disclosed, during September 2008, the platforms, wells and infrastructure associated with the Eugene Island 339 field were completely destroyed by Hurricane Ike.  While Chevron has completed the work it deemed required to clear the remaining infrastructure and abandon those wells, platforms and infrastructure, the interruption in production and the plugging and abandonment costs, each related to the Eugene Island 339 field, were the primary contributors to the resulting excess of development and production costs over proceeds of production.  Chevron has informed the Trust that the estimate of the Trust’s net portion of the aggregate cost to plug and abandon the wells, remove and abandon platforms and infrastructure and remediate the surface subject to the overriding royalty interest on Eugene Island 339 as of July 31, 2013 remains at approximately $19.8 million, and this is the same amount as the estimated cost as of October 31, 2012.  Of this amount, approximately $19.76 million has been incurred through July 31, 2013.  While this work may be complete, additional vendor invoices for this work may be received in the future, which expenses will or could bear upon the proceeds which may be received from Eugene Island 339.

As discussed above, gross proceeds for the royalty properties for the third quarter of 2013 exceeded development and production costs thereof, with the portion of such excess attributable to the Trust’s interest in the remaining 20% royalty interest equal to approximately $706,727. As of July 31, 2013, after applying the net proceeds for the months of May, June and July 2013, the amount by which the aggregate development and production costs for the royalty properties since November 2008 have exceeded the related proceeds of production from the royalty properties has been reduced to approximately $5.6 million (or $4.4 million, net to the Trust’s interest in the remaining 20% royalty interest) as compared to $6.4 million (or $5.2 million, net to the Trust’s interest in the remaining 20% royalty interest) as of April 30, 2013. The Trust will not receive any distribution of net proceeds until such time as the proceeds of production exceed the accumulated excess cost carryforward. As a result, the Trust will not be receiving any net proceeds for the third quarter of 2013.

In 2011, Chevron, as the Managing General Partner of the TEL Offshore Trust Partnership (the “Partnership”), consummated the sale by the Partnership of 20% of the Partnership’s overriding royalty interest (a 25% net profits interest in certain oil and gas properties) to RNR Production, Land and Cattle Company, Inc. (“RNR Production”), as the Trust needed funds to pay for liabilities of the Trust. The Partnership retained a 20% royalty interest (representing 80% of the original 25% royalty interest).

As previously reported, on July 11, 2012, the Trustees provided written notice to Chevron that, pursuant to the Trust’s trust agreement, the Trust needed funds to pay for liabilities of the Trust and the Trustees therefore instructed Chevron, as the managing general partner of the Partnership, to sell a portion of the remaining royalty interest so that the Trust will have sufficient funds to pay its liabilities. Although the Trustees instructed Chevron to proceed with a sale process to sell a portion of the remaining royalty interest, in December 2012, following the due date for any bids for the purchase of the remaining royalty interest, the Trustees instructed Chevron to delay any further action with respect to the proposed sale by the Partnership of the remaining royalty interest.

On May 23, 2013, the Trust executed a demand promissory note for $300,000 payable to The Bank of New York Mellon, N.A., an affiliate of The Bank of New York Mellon Trust Company, N.A., acting as lender. The promissory note evidences an extension of credit for borrowed money authorized under Section 6.08 of the Trust’s trust agreement. The promissory note is due and payable in cash on the earliest to occur of (i) the date written demand for payment is made by The Bank of New York Mellon, N.A. or (ii) May 23, 2014. The promissory note accrues interest at a rate per annum equal to one-half percent (0.5%). Proceeds from the promissory note have been, and will continue to be, used solely for the payment of expenses of the Trust and no distributions will be made to Trust unitholders until the promissory note has been repaid in full.

Based on the continuing expenses of the Trust and the lack of any distributions and any assurances as to the actual timing of any future distributions, on July 12, 2013, the Trustees provided written notice to Chevron that, pursuant to the Trust’s trust agreement, the Trust needed funds to pay for liabilities of the Trust and that the Trustees therefore instructed Chevron, as the Managing General Partner of the Partnership, to sell a portion of the remaining royalty interest, and only such portion, that will provide the Trust with a then-current distribution equal to $1,000,000 from the proceeds of such sale. Based on a recommendation from Chevron, as the Managing General Partner of the Partnership, Chevron is marketing for sale by the Partnership the entire remaining royalty interest; however, the Trust has reserved the right and expects to sell only a portion of the remaining royalty interest. Also based on a recommendation from Chevron, Chevron has again engaged EnergyNet to conduct the marketing process and related auction of the remaining royalty interest.  EnergyNet handled the Partnership’s sale of a portion of the original 25% remaining royalty interest to RNR Production in 2011.  As previously announced, Chevron has commenced a formal auction process for the sale by the Partnership of the remaining royalty interest.  In light of the disclosure of the foregoing results, the Trustees have extended the due date for any bids from September 26, 2013 to October 3, 2013.  Despite the initiation of the auction process, there can be no assurance that such a sale of any interest in the remaining royalty interest will be consummated, or as to the terms, conditions and timing of such a sale of any interest in the remaining royalty interest. In addition, there is no assurance that the proceeds, if any, from any such sale of any interest in the remaining royalty interest will be sufficient to fund the continuing expenses of the Trust and the Trustees will continue to evaluate all other options available for the Trust.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the Trust’s ability to pay its liabilities, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2012 under “Item 1A. Risk Factors,” as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K as filed with the Securities and Exchange Commission.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422